                                                                 Exhibit 23(d)23

                                                       (Real Estate Equity Fund)

                            SUB-MANAGEMENT AGREEMENT

                                      AMONG

                      JOHN HANCOCK VARIABLE SERIES TRUST I

                              RREEF AMERICA L.L.C.

                                       AND

                       JOHN HANCOCK LIFE INSURANCE COMPANY

                            SUB-MANAGEMENT AGREEMENT

     AGREEMENT made as of the first day of August, 2003 by and among John Hancock Variable Series Trust I, a Massachusetts business trust (the "Trust"), RREEF America L.L.C., a Delaware limited liability company ("RREEF"), and John Hancock Life Insurance Company, a Massachusetts corporation ("JHLICO").

     WHEREAS, the Trust is organized and is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940 (the "1940 Act"); and

     WHEREAS, JHLICO and RREEF are each engaged in the business of rendering investment advice under the Investment Advisers Act of 1940; and

     WHEREAS, the Trust offers shares in several series, one of which is designated as the Real Estate Equity Fund (together with all other series established by the Trust, collectively referred to as the "Funds"), each of which pursues its investment objectives through separate investment policies; and

     WHEREAS, the Trust has retained JHLICO to render investment management services to the Trust pursuant to an Investment Management Agreement dated as of April

12, 1988 (the "Investment Management Agreement"), pursuant to which it may contract with one or more sub-managers with respect to the assets of the Real Estate Equity Fund (the "Subject Fund"), one of the Funds of the Trust.

     NOW, THEREFORE, WITNESSETH: That it is hereby agreed between the parties hereto as follows:

1.   APPOINTMENT OF SUB-MANAGER

     (a) Subject Fund. RREEF is hereby appointed and RREEF hereby accepts the appointment to act as an investment adviser and manager to the Subject Fund for the period and on the terms herein set forth, for the compensation herein provided.

     (b) Incumbency Certificates. RREEF shall furnish to JHLICO, immediately upon execution of this Agreement, a certificate of a senior officer of RREEF setting forth (by name and title, and including specimen signatures) those officers of RREEF who are authorized to make investment decisions for the Subject Fund pursuant to the provisions of this Agreement. RREEF shall promptly provide supplemental certificates, as needed, to reflect all changes with respect to such authorized officers for the Subject Fund. On behalf of the Trust, JHLICO shall instruct the custodian for the Subject Fund to accept instructions with respect to the Subject Fund from the officers of RREEF so named.

     (c) Independent Contractor. RREEF shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be deemed an agent of the Trust.

     (d) RREEF's Representations. RREEF represents, warrants and agrees (i) that it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended, and that it will remain so registered and will comply with the requirements of said Act, and the rules and regulations thereunder, at all times while this Agreement remains in effect, (ii) that it will promptly notify JHLICO if the foregoing representation and agreement shall cease to be true in any material respect at any time during the term of this Agreement, (iii) that it will promptly notify JHLICO of any material change in the ownership of RREEF, or of any change in the identity of the personnel who manage the Subject Assets,
(iv) that it has adopted a code of ethics complying with the requirements of
Section 17(j) and Rule 17j-1 under the 1940 Act and will amend such code, or adopt a supplementary code of ethics, to the extent required under Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, and has and will provide true and complete copies of each such code to the Trust and to JHLICO, and has and will adopt procedures designed to prevent violations of any such codes, (v) that it has furnished the Trust and JHLICO each with a copy of RREEF's Form ADV, as most recently filed with the SEC, and will promptly furnish updated copies at least annually, and (vi) that it presently maintains, and shall continue to maintain as long as this Agreement is in effect, sufficient Errors & Omissions and fidelity bond insurance coverages to provide coverage to JHLICO, the Trust and the Subject Fund for any claims or losses arising from, or in connection with, the activities of RREEF and its officers and employees with respect to the Subject Fund.

2.   PROVISION OF INVESTMENT MANAGEMENT SERVICES.

     RREEF will provide for the Subject Fund's assets as may be designated to it by JHLICO from time to time (the "Subject Assets") a continuing and suitable investment program consistent with the investment policies, objectives and restrictions of said Fund, as set forth in the Subject Fund's current Prospectus and Statement of Additional Information. From time to time, JHLICO or the Trust may provide RREEF in writing (including, without limit, electronic communication) with additional or amended investment policies, guidelines and restrictions. RREEF, as a sub-manager, will manage the investment and reinvestment of the Subject Assets, and perform the functions set forth below, subject to the overall supervision, direction, control and review of JHLICO and the Board of Trustees of the Trust, consistent with the applicable investment policies, guidelines and restrictions, the provisions of the Trust's Declaration of Trust, Bylaws, prospectus, statement of additional information (each as in effect and provided to RREEF from time to time), the 1940 Act and all other applicable laws and regulations (including any applicable investment restrictions imposed by state insurance laws and regulations or any directions or instructions, each as delivered to RREEF in writing by JHLICO or the Trust from time to time). In the event that, in addition to RREEF, other investment advisers or sub-managers are appointed by the Trust or JHLICO to render investment advisory services to the Subject Fund, JHLICO and the Trust each acknowledges and agrees that RREEF will not be held responsible for such other investment advisers' or sub-managers' compliance with policies and limitations applicable to the Subject Fund. By its signature below, RREEF acknowledges receipt of a copy of the Trust's Declaration of Trust, Bylaws, prospectus, and statement of additional information, each as listed on Schedule II hereto and as in effect on the date of this Agreement.


RREEF will, at its own expense:

     (a) advise the Subject Fund in connection with investment policy decisions regarding the Subject Assets and, upon request, furnish the Trust with research, economic and statistical data in connection with investments and investment policies for the Subject Assets;

     (b) submit such reports and information as JHLICO or the Trust's Board of Trustees may reasonably request, to assist the custodian in its determination of the market value of securities held in the Subject Assets;

     (c) place orders for purchases and sales of portfolio investments for the Subject Assets;

     (d) give instructions to the Subject Fund's custodian concerning the delivery of securities and transfer of cash for the Subject Assets;

     (e) maintain and preserve the records relating to its activities hereunder required by the 1940 Act to be maintained and preserved by the Trust, to the extent not maintained by the custodian, transfer agent or JHLICO;

     (f) at the close of business each day, provide JHLICO and the custodian with copies of trade tickets, and a daily summary sufficient to verify trade data received by the custodian from third parties for each transaction effected for the Subject Assets;

     (g) as soon as practicable following the end of each calendar month, provide JHLICO with written information on all transactions effected for the Subject Fund during the month, a summary listing all investments held in such Fund as of the last day of the month, and such other information as JHLICO may reasonably request in connection with the accounting services that JHLICO provides for the Subject Fund; and

     (h) absent specific instructions to the contrary provided to it by JHLICO and subject to RREEF's receipt of all necessary voting materials, vote all proxies with respect to investments of the Subject Assets in accordance with RREEF's proxy voting policy as most recently provided to JHLICO.

     On its own initiative, RREEF will apprise JHLICO and the Trust of important political and economic developments materially affecting the marketplace or the Subject Assets, and will furnish JHLICO and the Trust's Board of Trustees from time to time such information as is appropriate for this purpose. RREEF will also make its personnel available in Boston or other reasonable locations as often as annually, and at reasonable times, to discuss the Subject Assets and RREEF's management thereof, to educate JHLICO sales personnel with respect thereto, and for such other purposes as the Trust or JHLICO may reasonably request.

     The Trust and JHLICO will provide timely information to RREEF regarding such matters as purchases and redemptions of shares in the Subject Fund and the cash requirements of, and cash available for investment in, the Subject Fund. JHLICO will timely provide RREEF with copies of monthly accounting statements for the Subject Fund, and such other information (including, without limitation, reports concerning the classification of portfolio securities for purposes of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations Section 1.817) as may be reasonably necessary or appropriate in order for RREEF to perform its responsibilities hereunder.

3.   ALLOCATION OF EXPENSES.

     Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder. In this regard, the Trust specifically agrees to assume the expense of:

     (a) brokerage commissions for transactions in the portfolio investments of the Trust, including the Subject Assets, and similar fees and charges for the acquisition, disposition, lending or borrowing of such portfolio investments;

     (b) custodian fees and expenses;

     (c) all taxes, including issuance and transfer taxes, and reserves for taxes payable by the Trust to federal, state or other governmental agencies; and

     (d) interest payable on the Trust's borrowings.

Nothing in this Agreement shall alter the allocation of expenses and costs agreed upon between the Trust and JHLICO in the Investment Management Agreement or any other agreement to which they are parties.

4.   SUB-MANAGEMENT FEES.

     For all of the services rendered with respect to the Subject Assets as herein provided, JHLICO shall pay to RREEF a fee (for the payment of which the Trust shall have no obligation or liability), based on the Current Net Assets (as defined below) of the Subject Assets, as set forth in Schedule I attached hereto and made a part hereof. Such fee shall be accrued daily and payable monthly, as soon as practicable after the last day of each calendar month. In the case of termination of this Agreement with respect to the Subject Assets during any calendar month, the fee with respect to the Subject Assets accrued to but excluding the date of termination shall be paid promptly following such termination. For purposes of computing the amount of sub-management fee accrued for any day, "Current Net Assets" shall mean the net assets of the Subject Assets as of the most recent preceding day for which the Subject Fund's net assets were computed.

5.   PORTFOLIO TRANSACTIONS.

     In connection with the investment and reinvestment of the Subject Assets, RREEF is authorized to select the brokers or dealers that will execute purchase and sale transactions for the Subject Assets and to use its best efforts to obtain the most favorable price and execution with respect to all such purchases and sales of portfolio securities for said Subject Assets. Such brokers or dealers may be affiliates of RREEF, provided such transactions comply with the 1940 Act and the procedures approved by the Trust's Board of Trustees. RREEF shall maintain records adequate to demonstrate compliance with this requirement. Subject to this primary requirement, and maintaining as its first consideration the benefits to the Subject Fund and its shareholders, RREEF shall have the right subject to the control of the Board of Trustees, and to the extent authorized by the Securities Exchange Act of 1934, to follow a policy of selecting brokers who furnish brokerage and research services to the Subject Fund and RREEF, and who may charge a higher commission rate to the Subject Fund than may result when allocating brokerage solely on the basis of seeking the most favorable price and execution. RREEF shall determine in good faith that any such higher cost was reasonable in relation to the value of the brokerage and research services provided to RREEF with respect to the Subject Assets.

     RREEF will not retain, but shall pay over or credit to the Subject Fund, any tender offer solicitation fees or similar payments received in connection with the tender of investments of the Subject Fund. The foregoing sentence, however, shall not prevent affiliates of RREEF from receiving fees or payments in connection with transactions in which such affiliates have been retained to act as financial adviser, dealer, manager or other capacity. In addition, RREEF is hereby authorized to purchase securities from an unaffiliated syndicate member in an underwriting in which an affiliated broker or dealer participates in the management activities of such syndicate, provided such transactions comply with the 1940 Act and the procedures approved by the Trust's Board of Trustees. RREEF shall maintain records adequate to demonstrate compliance with this requirement.

6.   OWNERSHIP OF INFORMATION, RECORDS, AND CONFIDENTIALITY.

     The Trust shall own and control all records maintained hereunder by RREEF on the Trust's behalf and, in the event of termination of this Agreement with respect to the Subject Assets for any reason, all records relating to the Subject Fund shall be promptly returned to the Trust, free from any claim or retention of rights by RREEF, provided that (subject to the last paragraph of this Section 6) RREEF may retain copies of such records. RREEF also agrees, upon request of the Trust, promptly to surrender such books and records or, at its expense, copies thereof, to the Trust or make such books and records available for audit or inspection, during normal business hours, by representatives of regulatory authorities or other persons reasonably designated by the Trust. RREEF further agrees to maintain, prepare and preserve such books and records in accordance with the 1940 Act and rules thereunder, including but not limited to
Section 31 and Rules 31a-1 and 31a-2, and to supply all information requested by any insurance regulatory authorities to determine whether applicable insurance laws and regulations are being complied with. RREEF shall supply the Board of Trustees and officers of the Trust and JHLICO with all statistical information regarding investments made on behalf of the Subject Assets which is reasonably required and requested by them and reasonably available to RREEF.

     RREEF shall not disclose or use any records or non-public information obtained pursuant hereto in any manner whatsoever except as expressly authorized herein, and will keep confidential any non-public information obtained pursuant hereto, and disclose such non-public information only if the Trust has authorized such disclosure, or if such disclosure is expressly required by applicable federal or state regulatory authorities.

7.   LIABILITY; STANDARD OF CARE.

No provision of this Agreement shall be deemed to protect RREEF or JHLICO against any liability to the Trust or its shareholders to which it might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations and duties under this Agreement or the Investment Management Agreement; or any failure to comply with section 1(d)(i), (ii), (iii), (iv) or
(vi) of this Agreement. Nor shall any provision hereof be deemed to protect any trustee or officer of the Trust against any such liability to which he or she might otherwise be subject by reason of any willful misfeasance, bad faith or gross negligence in the performance of his or her duties or the reckless disregard of his or her obligations and duties. RREEF shall employ only qualified personnel to manage the Subject Assets; shall comply with all applicable laws and regulations in the discharge of its duties under this Agreement; shall (as provided in Section 2 above) comply with the investment policies, guidelines and restrictions of the Subject Fund and with the provisions of the Trust's Declaration of Trust, Bylaws, prospectus and statement of additional information; shall manage the Subject Assets (subject to the receipt of, and based upon the information contained in, periodic reports from JHLICO or the custodian concerning the classification of portfolio securities for such purposes) as a regulated investment company in accordance with Subchapter M of the Code and Treasury Regulations Section 1.817-5(b); shall act at all times in the best interests of the Subject Fund; and shall discharge its duties with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of a similar enterprise. However, RREEF shall not be deemed by virtue of this Agreement to have made any representation or warranty that any level of investment performance or level of investment results will be achieved by the Subject Assets or the Subject Fund.

8.   DURATION AND TERMINATION OF THIS AGREEMENT.

     (a) Duration. This Agreement shall become effective on the date hereof and, unless terminated as herein provided, this Agreement shall remain in full force and effect for two years from the date hereof and shall continue in full force and effect thereafter so long as such continuance is approved at least annually
(a) by either the Board of Trustees of the Trust or by vote of a majority of the outstanding voting shares of such Fund, and (b) in either event by the vote of a majority of the trustees of the Trust who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for the purpose of voting on such approval. Any approval of this Agreement by the holders of a majority of the outstanding shares of the Subject Fund shall be effective to continue this Agreement with respect to any such Fund notwithstanding (i) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Fund affected hereby, and (ii) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise.

     The terms "assignment," "vote of a majority of the outstanding shares" and "interested person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and rules thereunder.

     (b) Termination. This Agreement may be terminated at any time, without payment of any penalty, by the Trust pursuant to a vote of the trustees of the Trust or by a vote of a majority of the outstanding shares of the Subject Fund, which termination shall be effective immediately upon delivery of notice thereof to RREEF and JHLICO. This Agreement may be terminated by RREEF on at least sixty days' prior written notice to the Trust and JHLICO, or by JHLICO on at least sixty days' prior written notice to the Trust and RREEF.

     (c) Automatic Termination. This Agreement shall automatically and immediately terminate in the event of its assignment or if the Investment Management Agreement is terminated.

9.   SERVICES NOT EXCLUSIVE; USE OF RREEF'S NAME AND LOGO.

     The services of RREEF to the Trust hereunder are not to be deemed exclusive and it shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is specifically understood that directors, managers, officers and employees of RREEF and of its subsidiaries and affiliates may continue to engage in providing portfolio management services and advice to other investment companies, whether or not registered, and to other investment advisory clients.

     During the term of this Agreement, JHLICO and the Trust shall have the non-exclusive and non-transferable right to use RREEF's name and logo in all materials relating to the Subject Fund, including all prospectuses, proxy statements, reports to shareholders, sales literature and other written materials prepared for distribution to shareholders of the Trust or the public. However, prior to distribution of any materials which refer to RREEF, JHLICO shall consult with RREEF and shall furnish to RREEF a copy of such materials. RREEF agrees to cooperate with JHLICO and to review such materials promptly. JHLICO shall not distribute such materials if RREEF reasonably objects in writing, within five (5) business days of its receipt of such copy (or such other time as may be mutually agreed), to the manner in which its name and logo are used.

10.  AVOIDANCE OF INCONSISTENT POSITION.

     Except as permitted by the 1940 Act, the rules promulgated thereunder, and the procedures adopted by the Trust's Board of Trustees (as provided in writing to RREEF), RREEF and its directors, managers, officers and employees will not act as principal or agent or receive any commission in connection with the purchase and sale of portfolio securities of the Subject Fund. Nothing in this Agreement, however, shall preclude the combination of orders for the sale or purchase of portfolio securities of the Subject Fund with those for other registered investment companies and portfolios or accounts of other advisory clients managed by RREEF or its affiliates, if such orders are allocated among the accounts in a manner deemed equitable by RREEF; provided however, that RREEF will not consult with any other sub-manager to the Subject Fund or to any other Fund of the Trust concerning transactions of the Subject Assets in securities or other assets, except as such consultations may be reasonably necessary in order to ensure compliance with paragraphs (a) and (b) of Rule 12d3-1 under the 1940 Act.

11.  ENTIRE AGREEMENT; AMENDMENT.

     This Agreement constitutes the entire agreement between the parties and supersedes in their entirety all prior agreements between the parties with respect to the subject matter hereof. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing. No amendment of this Agreement shall be effective until approved specifically by (a) the Board of Trustees of the Trust, or by vote of a majority of the outstanding shares of the Subject Fund, and (b) by vote of a majority of those trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval, unless otherwise permitted by the SEC, the 1940 Act or the rules promulgated thereunder.

12.  LIMITATION OF LIABILITY.

     It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the trustees, shareholders, officers, agents or employees of the Trust personally, but only bind the trust property of the Trust, as provided in the Trust's Declaration of Trust.

13.  NOTICES.

     Notices and other communications required or permitted under this Agreement shall be in writing, shall be deemed to be effectively delivered when actually received, and may be delivered by US mail (first class, postage prepaid), by facsimile transmission, by hand or by commercial overnight delivery service, addressed as follows:

     SUB-MANAGER:  RREEF America L.L.C.
                   875 North Michigan Avenue
                   41st Floor
                   Chicago, Illinois 60611
                   Attention: Karen J. Knudson
                   Fax #: 312-266-4246

     JHLICO:       John Hancock Life Insurance Company
                   200 Clarendon Street

                   P.O. Box 111
                   Boston, MA 02117
                   Attention: Raymond F. Skiba
                   Fax #: 617-375-4835

     TRUST:        John Hancock Variable Series Trust I
                   200 Clarendon Street
                   P.O. Box 111
                   Boston, MA 02117
                   Attention: Raymond F. Skiba
                   Fax #: 617-375-4835

14.  GOVERNING LAW.

     This agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts and the applicable provisions of the 1940 Act and rules thereunder.

15.  ASSIGNMENT.

     This Agreement may not be assigned by any party, either in whole or in part, without the prior written consent of the other parties; provided, however, that any assignment that results in a change of actual control or management of RREEF or of the investment manager of the Subject Fund (within the meaning of Rule 2a-6 under the 1940 Act) shall terminate this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day first set forth above.

ATTEST:                                 JOHN HANCOCK VARIABLE SERIES TRUST I


/s/ Karen Q. Visconti                   By: /s/ Michele G. Van Leer
-------------------------------------       ------------------------------------
                                        Title: Chairman


ATTEST:                                 JOHN HANCOCK LIFE INSURANCE COMPANY


/s/ Arnold R. Bergman                   By: /s/ Robert R. Reitano
-------------------------------------       ------------------------------------

                                        Title: Senior Vice President and Chief
                                        Investment Strategist


ATTEST:                                 RREEF AMERICA L.L.C.


/s/ Barry Braitman                      By: /s/ John Robertson
-------------------------------------       ------------------------------------
Managing Director & General Counsel     Title: /s/ Managing Director & Principal

                                   SCHEDULE I
                           (Effective August 1, 2003)

                                      FEES

For the Real Estate Equity Fund:

Current Net Assets Under Management           Sub-Management Fee
-----------------------------------           ------------------
On all Subject Assets                 45 basis points (0.45%) per annum

                                   SCHEDULE II

           DECLARATION OF TRUST, BY-LAWS, PROSPECTUS AND STATEMENT OF
                             ADDITIONAL INFORMATION

                      John Hancock Variable Series Trust I

Declaration of Trust dated February 21, 1988

Restated and Amended By-Laws dated September 27, 2000

Prospectus dated May 1, 2003

Statement of Additional Information dated May 1, 2003